Exhibit 21
Subsidiaries
Steadfast Income REIT Operating Partnership, L.P. (Delaware)
SIR Lincoln Tower, LLC (Illinois)
SIR Park Place, LLC (Iowa)
SIR Arbor Pointe, LLC (Delaware)
SIR Clarion Park, LLC (Delaware)
SIR Cooper Creek, LLC (Delaware)
SIR Prairie Walk, LLC (Delaware)
SIR Truman Farm, LLC (Delaware)
SIR EBT Lofts, LLC (Delaware)
SIR Windsor on the River, LLC (Delaware)
SIR Renaissance, LLC (Delaware)
SIR Spring Creek, LLC (Delaware)
SIR Montclair Parc, LLC (Delaware)
SIR Sonoma Grande, LLC (Delaware)
SIR Estancia, LLC (Delaware)
SIR Montelena, LLC (Delaware)
SIR Valley Farms, LLC (Delaware)
SIR Hilliard Park, LLC (Delaware)
SIR Sycamore Terrace, LLC (Delaware)
SIR Hilliard Summit, LLC (Delaware)
Hilliard Park Partners, L.L.C. (Ohio)
Hilliard Meadows Apartments, LLC (Ohio)